Exhibit 10.8

CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into as of the 1st day of September, 2002 (the “Effective Date”), by and between Insert Therapeutics, Inc., a Delaware corporation having its principal place of business at 2585 Nina Street, Pasadena, CA 91107 (the “Company”), and Mark Davis (“Consultant”).

RECITAL

As part of its ongoing program of research and development, the Company desires to engage individuals with scientific expertise to advise the Company regarding the research and development of its proposed products. Consultant has the requisite expertise and is willing to serve as a consultant to the Company.

Therefore, the Company and Consultant desire to enter into this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual promises and covenants contained in this Agreement, the Company and Consultant agree to the following:

1. ENGAGEMENT OF SERVICES; COMPENSATION.

Consultant agrees to provide consulting services to the Company, as described below (collectively, the “Services”). The Services will include the use of Consultant’s creative talents to provide strategic business advice and to develop ideas, inventions, business contacts, discoveries, improvements, processes, techniques, trade secrets and formulae relating to the development and commercialization of synthetic polymers for use primarily in drug delivery (the “Field”). The Services may also include, by way of example, the following: (a) coordination of the progress and direction of the research and development activities of the Company, internally and with scientific collaborators; (b) attendance at meetings and assistance in making presentations and preparation of materials in connection with scientific collaborations, industry meetings, fundraising efforts, due diligence investigations, etc.; and (c) other services within the general scope of the foregoing that might be typical of the responsibilities of a Chief Scientific Officer, as requested by the CEO and other members of senior management of the Company. Generally, Consultant will make his services available the equivalent of one day per week, rendered when and as reasonably requested by the Company, subject to prior commitments Consultant may have arising out of his academic duties at Caltech. The Company recognizes that Consultant may from time to time be unavailable to attend meetings or provide other consulting duties due to Consultant’s other obligations, including but not limited to the performance of duties for other clients and employers, and attendance of scientific conferences.

2. COMPENSATION.

Provided that Consultant is not in breach or default hereunder, as full compensation for all Services rendered hereunder, and any and all rights granted or assigned to Company by Consultant under this Agreement, Consultant shall receive a monthly retainer of $5,000.00, payable on the last day of each month in arrears.

3. CONFIDENTIAL INFORMATION; OWNERSHIP OF INVENTIONS.

Consultant acknowledges that he has signed separate Proprietary Information and Inventions Agreements dated July 26, 2000, and November 2, 2000, in favor of the Company, and reaffirms that such agreements remains in full force and effect and are applicable to the Services and Consultant’s work for the Company under this Agreement. The form and substance of said agreements is hereby incorporated by reference into this Agreement. The term “Inventions”, as used herein, will have the meaning given to such term in said Proprietary Information and Inventions Agreements. Any conflicts between said agreements will be resolved in favor of the earlier-dated agreement.

4. INDEMNIFICATION.

4.1 Except as otherwise provided below, Company will (i) indemnify Consultant and hold Consultant harmless from and against any losses, claims, damages, or liabilities, including without limitation judgments, fines and amounts paid in settlement (collectively “losses”) resulting from any claim, action or proceeding against Consultant which arises out of or in connection with this Agreement and Consultant’s services rendered pursuant hereto (each, a “claim”), and (ii) pay, or reimburse Consultant for, all costs and expenses (including without limitation counsel fees, court costs, witness fees and the costs and expenses of investigation) actually and reasonably incurred by Consultant in connection with preparing for or defending any pending or threatened claim (collectively, “costs”).

4.2 The obligations of Company pursuant to the immediately preceding paragraph will not apply to any claim which results from the bad faith, gross negligence or willful misconduct of Consultant, and as to any such claim, Consultant will be solely responsible for, and will indemnify Company and hold it harmless from and against, any associated losses or costs.

4.3 Consultant will exercise reasonable diligence in promptly notifying Company of any claim for which indemnification may be sought by Consultant and Company may, at its written election, assume the defense of any such claim, including the selection and appointment of counsel and the defense or settlement thereof. If Company elects to assume defense of a claim, counsel chosen by Company will be subject to Consultant’s approval, which will not be unreasonably withheld. Further, Company will not settle any action or claim in any manner which would include or constitute an admission by Consultant of liability, guilt in connection with the commission of any crime or the violation of any statute, law, regulation or ordinance, or otherwise impose any penalty or limitation on Consultant without Consultant’s written consent, which may be given or withheld in Consultant’s sole discretion.

4.4 The agreements and obligations of Company contained in this Section 4 will continue during the term of this Agreement and thereafter so long as Consultant remains subject to any possible claim or threatened, pending or completed action, suit or proceeding arising out of or in connection with this Agreement and Consultant’s services rendered pursuant to this Agreement.

5. RETURN OF COMPANY PROPERTY.

Upon any termination of this Agreement pursuant to Section 10, Consultant shall promptly deliver to the Company all property, documents and other materials of any nature in Consultant’s possession pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information. Consultant shall not retain copies of any such documents or other materials after termination of this Agreement. Notwithstanding the foregoing, if, following the termination of this Agreement pursuant to Section 10 below, Consultant continues to render services or otherwise remains involved in the business of the Company in some other capacity (e.g., a director, advisory board member or shareholder) in which capacity it is necessary or convenient for Consultant to retain any or all of such property, documents and other material, the provisions of this Section 5 will not apply to such property, documents or other materials as the Consultant and Company agree may be so retained.

6. OBLIGATION TO KEEP COMPANY INFORMED.

During the term of this Agreement, Consultant shall promptly disclose to the Company, or any persons designated by it, fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Inventions, whether or not patentable, of which Consultant becomes aware that are in the Field; however, Consultant shall not be obligated to disclose information received by Consultant from others under a contractual obligation of confidentiality.

7. NO CONFLICTING OBLIGATION; PUBLICATION.

7.1 Consultant hereby certifies that his performance of all of the terms of this Agreement and the Services will not breach or conflict with any agreement to keep the proprietary information of another entity in confidence.

7.2 Consultant certifies that Consultant has not and will not enter into any agreement either written or oral, in conflict with this Agreement. Absent a conflict of interest, Consultant is free to provide Services to any other entity during the performance of this Agreement.

7.3 The provisions of this Agreement are subject to the understanding that Consultant is affiliated with the California Institute of Technology (the “Institution”), and must fulfill certain obligations pursuant to the guidelines or policies adopted by the Institution. Consultant agrees to provide to the Company copies of such guidelines or policies, if any, promptly upon request by the Company. If Consultant is required to disclose any Inventions to the Institution pursuant to applicable guidelines or policies, Consultant will promptly notify the Company of such obligation, specifying the nature of such disclosure and identifying the applicable guideline or policy under which disclosure is required, prior to making such disclosure.

7.4 Consultant agrees to submit to the Company any proposed publication that contains any discussion relating to the Company or Services performed by Consultant for the Company hereunder. The Company shall review and comment upon such publication within thirty (30) days of its receipt thereof. Prior to the end of such thirty (30) day period, Consultant shall not submit such proposed publication to a third party unless the Company grants permission to Consultant therefor. If such publication discloses a Consultant Invention, the Company may file a patent application on such Consultant Invention within such thirty (30) day period of time but shall not require any further delay in publication for such purpose, unless otherwise mutually agreed by the Company and Consultant. Upon reasonable request by the Company, Consultant shall delete from such proposed publication any Proprietary Information other than information relating to a Consultant Invention that is included in such proposed publication, to third parties for review and publication. After the expiration of such thirty (30) day period, Consultant may submit such proposed publication to third parties for review and publication, omitting any Proprietary Information other than a Consultant Invention that the Company has reasonably requested Consultant to remove. This Section 7.4 shall not be construed to waive Consultant’s confidentiality obligations set forth in Section 4 with respect to Proprietary Information.

8. NO IMPROPER USE OF MATERIALS.

Consultant agrees not to bring to the Company or to use in the performance of Services any materials or documents of a present or former employer of Consultant, or of Consultant’s employees, or any materials or documents obtained by Consultant under a binder of confidentiality imposed by reason of another of Consultant’s contracting relationships, unless such materials or documents are generally available to the public or Consultant has authorization from such present or former employer or client for the possession and unrestricted use of such materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers and agrees to fulfill all such obligations during the term of this Agreement.

9. INDEPENDENT CONTRACTOR.

The Company and Consultant agree that Consultant is an independent contractor and not an agent or employee of the Company. Consultant has no authority to act on behalf of the Company or obligate the Company by contract or otherwise. Consultant understands that Consultant will not be eligible for any employee benefits. The Company will not make deductions from Consultant’s fees for taxes; therefore, the payment of any taxes related to Consultant’s provision of Services under this Agreement shall be the sole responsibility of Consultant.

10. TERM AND TERMINATION.

Unless previously terminated as set forth below, the term of this Agreement shall commence on the Effective Date and shall terminate one (1) year thereafter, subject to renewal for additional one (1) year periods upon the mutual written consent of both parties. Notwithstanding the foregoing, this Agreement may be terminated, at the sole option of the Company, upon the Consultant’s death, disability, or inability or unavailability to render the Services for any reason. If the Company elects so to terminate this Agreement, Company shall deliver written notice to the Consultant of such termination, which termination will become effective immediately, and shall pay to Consultant, within 30 days of such termination the compensation due hereunder for services rendered through the date of termination. The “disability” of Consultant shall be deemed to occur if Consultant becomes physically or mentally disabled, whether totally or partially, so that Consultant is substantially unable to perform the Services for such period as the Company may reasonably determine in light of any deadlines or delivery dates for which Consultant is responsible

11. EFFECT OF TERMINATION.

Upon the expiration of this Agreement, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that any termination of this Agreement shall not relieve Consultant of Consultant’s obligations under Sections 5, 6, 7 and 8 hereof, or under the Proprietary Information and Inventions Agreement incorporated by reference herein pursuant to Section 4, nor shall any such termination relieve Consultant or the Company from any liability arising from any breach of this Agreement or such Proprietary Information and Inventions Agreement.

12. ASSIGNMENT.

The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, assigns, heirs, executors and administrators, as the case may be; provided that Consultant may not assign or delegate Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company.

13. LEGAL AND EQUITABLE REMEDIES.

Because Consultant’s services are personal and unique and because Consultant may have access to and become acquainted with the proprietary information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

14. GOVERNING LAW; SEVERABILITY.

This Agreement shall be governed by the laws of the State of California as those laws are applied to contracts entered into and performed in California by California residents. If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision will be deemed stricken from this Agreement and the remaining provisions will continue in full force and effect.

15. COMPLETE UNDERSTANDING; MODIFICATION.

This Agreement constitutes the final, exclusive and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements. This Agreement is entered into without reliance upon any representation, whether oral or written, not stated herein. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by a Company officer.

16. NOTICES.

Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Consultant	Insert Therapeutics, Inc.

/s/ Mark Davis	By:	/s/ Leonard Borrmann
Mark Davis		Leonard Borrmann, President and CEO

Address:		Address:

2585 Nina Street		2585 Nina Street
Pasadena, CA 91107		Pasadena, CA 91107

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